UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information concerning the Employment Agreement referred to in Item 5.02 below is incorporated in this Item 1.01 by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On March 14, 2006, SAVVIS, Inc. (the “Company”) announced that Philip J. Koen had been appointed Chief Executive Officer of the Company, effective immediately, replacing John M. Finlayson, who served as the Company’s Chief Executive Officer on an interim basis since October 2005. The Company also announced that Mr. Koen has been appointed to the Company’s Board of Directors. Mr. Finlayson will remain with the Company as the Company’s President and Chief Operating Officer.

Mr. Koen entered into an Employment Agreement (the “Employment Agreement”) with the Company dated as of March 13, 2006. The term of the Employment Agreement is four years. Under the Employment Agreement, Mr. Koen is entitled to a base salary of $475,000 per year. In addition, he is eligible to receive an annual incentive bonus, which is targeted at 75% of his base salary. Mr. Koen will also be entitled to benefits commensurate with those available to other senior executives. In connection with his employment, Mr. Koen has also been granted options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.01 per share, the closing price of the common stock on March 10, 2006. In addition, he has been granted 4,000,000 restricted stock units that will vest over four years provided that the Company meets certain performance criteria. Mr. Koen will also receive restricted preferred units that are intended to give him the economic equivalent of owning 5,208 shares of the Company’s Series A Convertible Preferred Stock that were issued in March 2002 for so long as the Series A Preferred Stock remain outstanding, which shares are currently convertible into approximately 11 million shares of common stock. The restricted preferred units vest over four years and when fully vested would settle into that number of shares of common stock as the Series A Preferred Stock would be then convertible into (approximately 17 million shares of common stock), less a settlement cost of $8,128,230. Any unvested stock options, restricted stock units and restricted preferred units awarded pursuant to the agreement will vest in full following a change in control event if Mr. Koen has reduced responsibilities or is terminated without cause. If a change in control event occurs within the first nine months of his employment, the vesting of equity awards is limited to $8.0 million of pre-tax value unless the board approves otherwise. Mr. Koen’s employment may be terminated by the Company for cause or by Mr. Koen for good reason. If Mr. Koen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for 18 months, continued medical and dental coverage for 18 months and his target bonus for the year of termination, prorated to the date of termination. While employed by the Company and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Koen will be subject to a non-compete. The Company will reimburse Mr. Koen for up to $10,000 of his attorney’s fees in connection with the Employment Agreement, as well as expenses reasonably incurred in connection with his relocation from San Jose, California to St. Louis, Missouri.

Prior to joining the company, Mr. Koen, who is 54 years old, served as president and chief operating officer of Equinix, Inc. since May 2001. From July 1999 to May 2001, Mr. Koen also served as Equinix’s chief financial officer and secretary, and from May 2000 to May 2001, as the company’s corporate development officer. Before joining Equinix, Mr. Koen served as president and chief executive officer of PointCast, Inc., where he also held the positions of chief operating officer, chief financial officer and executive vice president. Mr. Koen received a B.A. degree in Economics from Claremont McKenna College and a M.B.A. degree from the University of Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: March 17, 2006	By:	/s/ Jeffrey H. Von Deylen
	Name:	Jeffrey H. Von Deylen
	Title:	Chief Financial Officer